Exhibit 10.5

EXECUTION VERSION

JOINDER AND SECOND AMENDMENT

THIS JOINDER AND SECOND AMENDMENT TO THE RECEIVABLES SALE AND CONVEYANCING AGREEMENT (this “Amendment”), dated as of January 9, 2015, is entered into by and among:

1.	SunCom Wireless Operating Company, L.L.C., a Delaware limited liability company (the “Joining Seller”);

2.	Powertel/Memphis, Inc., a Delaware corporation (“Powertel”);

3.	Triton PCS Holdings Company L.L.C., a Delaware limited liability company (“Triton”, together with Powertel, the “November 2014 Joining Sellers”);

4.	T-Mobile West LLC, a Delaware limited liability company (“West”);

5.	T-Mobile Central LLC, a Delaware limited liability company (“Central”);

6.	T-Mobile Northeast LLC, a Delaware limited liability company (“Northeast”);

7.	T-Mobile South LLC, a Delaware limited liability company (“South”, together with West, Central and, Northeast, the “Original Sellers”); and

8.	T-Mobile PCS Holdings LLC, a Delaware limited liability company (the “Purchaser”).

WHEREAS, the Original Sellers and the Purchaser are parties to that certain Receivables Sale and Conveyancing Agreement, dated as of February 26, 2014, as amended by that certain Joinder and First Amendment (as amended, restated, or supplemented from time to time, collectively, the “Agreement”);
WHEREAS, pursuant to the Joinder and First Amendment, the November 2014 Joining Sellers became “Sellers” under the Agreement.
WHEREAS, the parties hereto desire for the January 2015 Joining Seller to become a “Seller” under, and as such term is defined in, the Agreement and otherwise to amend the Agreement in certain respects as provided herein.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Defined Terms. Capitalized terms used and not otherwise defined herein are used as defined in the Agreement.

2.	Joinder. Effective as of the date hereof, the Joining Seller hereby irrevocably, absolutely and unconditionally shall become a party to the Agreement as a Seller and agrees to be bound by all the terms, conditions, covenants, obligations, liabilities and undertakings of each Seller or to which each Seller is subject thereunder, all with the same force and effect as if the Joining Seller were a signatory to the Agreement, but effective as of the date hereof.

3.	Amendments to Section 1.02.

(i)Effective as of the date hereof, the following definitions shall be added to Section 1.02 of the Agreement in the appropriate alphabetical order:

“Designated SunCom Receivable” means a receivable originated by the January 2015 Joining Seller in November 2014, December 2014, or January 2015 on or before the January 2015 Amendment Effective Date.
“January 2015 Joining Seller” means SunCom Wireless Operating Company, L.L.C.
“Joinder and First Amendment” means that certain Joinder and First Amendment to the Receivables Sale and Conveyancing Agreement, by and among the Original Sellers, the November 2014 Joining Sellers, and the Purchaser, dated as of November 28, 2014.
(ii)Effective as of the date hereof, the term “Sellers” shall be amended and restated in its entirety to read as follows:

“Sellers” shall mean, collectively and notwithstanding the definition of “Seller” and “Sellers” set forth in the preamble to this Agreement, the Original Sellers, the November 2014 Joining Sellers, and the January 2015 Joining Seller, and “Seller” shall mean each of the Original Sellers, each of the November 2014 Joining Sellers, and the January 2015 Joining Seller.

4.	Amendment to Section 2.01(a). Effective as of the date hereof, Section 2.01(a) of the Agreement shall be divided into six clauses and amended and restated in its entirety to read as follows:

(i)Subject to the terms and conditions set forth in this Agreement, each Original Seller on the Closing Date and each Business Day may, with respect to Receivables that are not Eligible Receivables, and will, with respect to all Eligible Receivables, sell, transfer, assign, set-over and otherwise convey and the Purchaser shall purchase all of the Original Sellers’ right, title and interest in and to such Receivables not previously sold to the Purchaser, and all associated Related Rights (including all Collections associated with the foregoing) with respect thereto.

(ii)Subject to the terms and conditions set forth in this Agreement, each November 2014 Joining Seller will, on the Amendment Effective Date, with respect to Designated November 2014 Receivables that are Eligible Receivables, sell, transfer, assign, set-over and otherwise convey and the Purchaser shall purchase all of the November 2014 Joining Sellers’ right, title and interest in and to such Receivables, and all associated Related Rights (including all Collections associated with the foregoing) with respect thereto; and, in connection with the foregoing, the parties hereto, for all purposes, shall account for each Designated November 2014 Receivable as if it had been sold by the applicable November 2014 Joining Seller on the date it was originated.

(iii)Subject to the terms and conditions set forth in this Agreement, the January 2015 Joining Seller and the Purchaser confirm and ratify, and the January 2015 Joining Seller represents and warrants to the Purchaser for the benefit of the Purchasing Entities, that, directly or indirectly (through Triton or otherwise), the January Joining 2015 Seller has previously sold, transferred, assigned, set-over and otherwise conveyed to the Purchaser and the Purchaser has purchased all of the January 2015 Joining Seller’s right, title and interest in and to each Designated SunCom Receivable that would have been an Eligible Receivable if the January 2015 Joining Seller would have been a November 2014 Joining Seller under the Joinder and First Amendment, and all associated Related Rights (including all Collections associated with the foregoing) with respect thereto; and, in connection with the foregoing, the parties hereto, for all purposes, shall account for each such Designated SunCom Receivable as if it had been sold by the January 2015 Joining Seller on the date it was originated.

(iv)Subject to the terms and conditions set forth in this Agreement, each November 2014 Joining Seller on each Business Day after the Amendment Effective Date may, with respect to newly created Receivables originated after the Amendment Effective Date that are not Eligible Receivables, and will, with respect to all newly created Receivables originated after the Amendment Effective Date that are Eligible Receivables, sell, transfer, assign, set-over and otherwise convey and the Purchaser shall purchase all of the November 2014 Joining Sellers’ right, title and interest in and to such Receivables not previously sold to the Purchaser, and all associated Related Rights (including all Collections associated with the foregoing) with respect thereto.

(v)Subject to the terms and conditions set forth in this Agreement, the January 2015 Joining Seller on each Business Day after the January 2015 Amendment Effective Date may, with respect to newly created Receivables originated after the January 2015 Amendment Effective Date that are not Eligible Receivables, and will, with respect to all newly created Receivables originated after the January 2015 Amendment Effective Date that are Eligible Receivables, sell, transfer, assign, set-over and otherwise convey and the Purchaser shall purchase all of the January 2015 Joining Seller’s right, title and interest in and to such Receivables not previously sold to the Purchaser, and all associated Related Rights (including all Collections associated with the foregoing) with respect thereto.

(vi)Each such sale, transfer, assignment, set-over and conveyance pursuant to clauses (i), (ii), (iii), (iv) and (v) above shall be executed without recourse (other than as expressly provided herein).

5.Amendment to Section 3.01(t). Effective as of the date hereof, Section 3.01(t) of the Agreement shall be amended by deleting the reference to “Section 6.03” and replacing it with “Section 6.02”.

6.True Sale; Grant of Security Interest. Without limiting the generality of the foregoing, the parties hereto intend and agree that any conveyance by the Joining Seller under the Agreement is intended to be a sale, assignment, conveyance, set over and transfer of ownership of the related Receivables and Related Rights so that such Receivables and Related Rights shall not be part of such Joining Seller’s estate in the event of the filing of a bankruptcy petition by or against the Joining Seller under any Insolvency Law. In the event, however, that notwithstanding such intent and agreement, a conveyance contemplated hereby is determined not to be a sale and conveyance of ownership, the Joining Seller hereby grants to the Purchaser a perfected first priority security interest in the Joining Seller’s right, title and interest in and to (a) such Receivables, (b) Related Rights, and (c) all income from and proceeds of the foregoing, collectively, and the Agreement shall constitute a security agreement under applicable law, securing the Joining Seller’s obligations thereunder. If such conveyance is deemed to be the mere granting of a security interest to secure a borrowing, the Purchaser may, to secure the Purchaser’s own borrowing under the Contribution Agreement (to the extent that a transfer of the Receivables, the Related Rights, and all income from and proceeds of the foregoing to T-Mobile Airtime Funding is deemed to be a mere granting of a security interest to secure a borrowing) repledge and reassign to T-Mobile Airtime Funding (i) all or a portion of the Receivables, pledged to the Purchaser and not released from the security interest of the Agreement at the time of such pledge and assignment, (ii) the other Related Rights, and (iii) all income from and proceeds of the foregoing. Such repledge and reassignment may be made by the Purchaser with or without a repledge and reassignment by the Sellers of their rights under the Agreement, and without further notice to or acknowledgment from the Joining Seller. The Joining Seller waives, to the extent permitted by applicable law, all claims, causes of action and remedies, whether legal or equitable (including any right of setoff), against the Purchaser or any assignee of the Purchaser relating to such action by the Purchaser in connection with the transactions contemplated by the Contribution Agreement, the Receivables Purchase Agreement and the other Transaction Documents.

7.Affirmations on the January 2015 Amendment Effective Date. As of the date hereof, the Joining Seller hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Sellers contained in the Agreement. For the avoidance of doubt on and after the date hereof, the term “Transaction Documents,” as used in Section 3.01 of the Agreement, shall include this Amendment.

8.Affirmations of Representations and Warranties Relating to the Joining Seller on Prior Purchase Dates. On each Purchase Date that occurred prior to the January 2015 Amendment Effective Date, the Joining Seller shall be deemed to have made the following representations and warranties relating to the Joining Seller to the Purchaser for the benefit of the Onward Purchasers, on which the Purchaser (and the Onward Purchasers) shall be deemed to have relied in purchasing and accepting conveyance of the Designated SunCom Receivables and Related Rights on each Purchase Date. Such representations and warranties (unless expressly stated otherwise) speak as of each Purchase Date, but shall be deemed to have survived the conveyance of the related Designated SunCom Receivables and Related Rights to the Purchaser and the Onward Purchasers.

(a)Organization and Good Standing. The Joining Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of its organization, and has the limited liability company power to own its assets and to transact the business in which it is currently engaged. The Joining Seller is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the character of the business transacted by it or properties owned or leased by it requires such qualification and in which the failure so to qualify could reasonably be expected to have a material adverse effect on the business, properties, assets, or condition (financial or otherwise) of the Joining Seller or its ability to perform duties of the Sellers under the Agreement. The Joining Seller is properly licensed in each jurisdiction to the extent required by the laws of such jurisdiction in order to originate, acquire, or own or sell, and (if the Joining Seller is to be the Servicer or a permitted subservicer of the Servicer) service the Designated SunCom Receivables in accordance with the terms of the Receivables Purchase Agreement.

(b)Authorization. The Joining Seller has the power and authority to perform the duties of the Sellers under the Agreement and all of the transactions contemplated under the Agreement as if it were a Seller under the Agreement.

(c)No Consent Required. The Joining Seller is not required to obtain the consent of any other Person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the performance of the duties of the Sellers under the Agreement.

(d)No Violations. The Joining Seller’s performance of the duties of a Seller under the Agreement will not violate any provision of any existing law or regulation or any order or decree of any court or the certificate of formation or limited liability company agreement or other corporate chartering instrument of the Joining Seller, or constitute a material breach of any mortgage, indenture, contract or other agreement to which the

Joining Seller is a party or by which it or any of its properties may be bound.

(e)Taxes. (i) The Joining Seller has filed all income tax and other material tax returns required to be filed in the normal course of its business and has paid or made adequate provisions for the payment of all taxes, assessments and other governmental charges due from such Joining Seller or is contesting any such tax, assessment or other governmental charge in good faith through appropriate proceedings, (ii) no tax lien has been filed with respect thereto (other than Permitted Liens), and (iii) no claim is being asserted with respect to any such tax, fee or other charge.

(f)No Changes. The Joining Seller has not changed its name, identity, structure or jurisdiction of organization, within the four months preceding the Purchase Date (or if so changed, all necessary actions in connection with such change have been or are being timely taken in accordance with Section 4.02 of the Agreement). The Joining Seller has not changed the jurisdiction of its organization within the four months preceding the date hereof and is not known by and does not use any tradename or doing-business-as name.

(g)Solvency. The Joining Seller, on the Purchase Date and after giving effect to conveyances made by the Joining Seller on such Purchase Date, is solvent and will not be subject to a Bankruptcy Event. No event has occurred and is continuing, or would result from any purchase by the Purchaser of Designated SunCom Receivables from the Joining Seller or the application of the proceeds therefrom, which constitutes a Bankruptcy Event.

(h)Investment Company. The Joining Seller is not an “investment company” under, and as defined in, the Investment Company Act of 1940, as amended.

(i)Antecedent Debt. The sale of Designated SunCom Receivables by the Joining Seller to the Purchaser, and all other transactions between the Joining Seller and the Purchaser, have been and will be made in good faith and without intent to hinder, delay or defraud creditors of the Joining Seller or any other member of the T-Mobile Group.

(j)Compliance with Laws. The Joining Seller has not breached any material laws applicable to it or its business or property that could reasonably be expected to result in a Material Adverse Change with respect to the Joining Seller.

(k)Taxes. The Joining Seller is not required to account to any governmental body or agency for any value added or other similar tax in respect of the assignment by the Joining Seller of any Designated SunCom

Receivable and no withholding or other tax is deductible or payable on any payment made by any Obligor with respect to any Designated SunCom Receivable. All sales, excise or other taxes with respect to the goods, insurance or services that are the subject of any Contract for a Designated SunCom Receivable have been paid as and when due unless such amounts are being disputed in good faith.

(l)No Deductions. The Joining Seller is not required to make any deduction for or on account of taxes from any payment made by it under the Agreement.

(m)ERISA. The Joining Seller is not an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Code or a “benefit plan investor” as defined in Section 3(42) of ERISA and the Joining Seller shall not use the assets of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Code or any “benefit plan investor” as defined in Section 3(42) of ERISA to discharge any of its obligations under the Agreement.

(n)Ownership. Upon each purchase of Designated SunCom Receivables, the Purchaser shall acquire (i) a valid ownership interest in each such Designated SunCom Receivable and all identifiable cash proceeds thereof and (ii) valid ownership interest in all Related Rights with respect thereto.

(o)No Financing Statements. No effective financing statement or other instrument similar in effect covering any Contract or any Designated SunCom Receivable or the Related Rights or Collections with respect thereto is on file in any recording office.

(p)Transfer of Designated SunCom Receivables. Immediately preceding its sale of any Designated SunCom Receivables to the Purchaser, the Joining Seller, was the owner of such Designated SunCom Receivables, free and clear of any lien and after such sale of Designated SunCom Receivables to the Purchaser, the Purchaser shall at all times have a valid ownership interest in the Designated SunCom Receivables and ownership of the Designated SunCom Receivables shall be vested in the Purchaser. Upon the completion of the transfers from the Seller to the Purchaser or otherwise, the parties intend that (i) the Purchaser will be the legal owner of the Designated SunCom Receivables (including the right to receive all payments due to or become due thereunder), (ii) the Purchaser will have good title to the Designated SunCom Receivables, and (iii) the Designated SunCom Receivables will be free and clear of all liens.

(q)Purchase in Good Faith. The Purchaser shall take its interest in the Designated SunCom Receivables in good faith, for value, and without notice or knowledge of any adverse claims, liens, or encumbrances or any defense against payment of or claim to the Designated SunCom Receivables on the part of any person.

(r)Information True and Correct. To the extent that information furnished hereunder is ultimately shared with and relied upon by the Bank Purchasers, all such information and each exhibit, financial statement, document, book, record or report furnished at any time by or on behalf of the Joining Seller to the Purchaser in connection with the Agreement is true, complete and accurate in all material respects as of its date or as of the date so furnished, and, as of such date, no such document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(s)Place of Business. The principal place of business and chief executive office of the Joining Seller and the office where the Joining Seller keeps its records concerning the Designated SunCom Receivables is SunCom Wireless Operating Company, L.L.C., c/o T-Mobile USA, Inc., 12920 SE 38th Street Bellevue, Washington 98006.

9.Affirmations of Representations and Warranties Relating to Receivables on Prior Purchase Dates. On each Purchase Date that occurred prior to the January 2015 Amendment Effective Date, the Joining Seller shall be deemed to have made the following representations and warranties to the Purchaser, with respect to each Designated SunCom Receivable purchased or purported to be purchased on such date, for the benefit of the Onward Purchasers, on which the Purchaser (and the Onward Purchasers) shall be deemed to have relied in purchasing and accepting conveyance of the Designated SunCom Receivables and Related Rights on each Purchase Date. Such representations and warranties (unless expressly stated otherwise) speak as of each Purchase Date, but shall be deemed to have survived the conveyance of the related Designated SunCom Receivables and Related Rights to the Purchaser and the Onward Purchasers.

(a)If the Joining Seller had been a November 2014 Joining Seller under the Joinder and First Amendment and all necessary action regarding the filing of financing statements had taken place on the Amendment Effective Date, such Designated SunCom Receivable would have been an Eligible Receivable.

(b)Such Designated SunCom Receivable is a validly existing Receivable and each Contract with respect to such Designated SunCom Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Designated SunCom Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c)T-Mobile Airtime Funding has sole, legal, good, and beneficial title to such Designated SunCom Receivable.

(d)T-Mobile Airtime Funding has not entered into any agreements that would impair the rights of Billing Gate One in, or altered any of the material terms (including the maturity or Due Date) of, such Designated SunCom Receivable.

(e)T-Mobile Airtime Funding has not previously sold, transferred or otherwise disposed of such Designated SunCom Receivable to, or in favor of, any Person other than Billing Gate One.

(f)The sale of such Designated SunCom Receivable, together with any and all Related Rights, to Billing Gate One pursuant to the Receivables Purchase Agreement constitutes a valid sale, transfer and assignment of all of T-Mobile Airtime Funding’s right, title and interest in, to and under such Designated SunCom Receivable and Related Rights to Billing Gate One that free and clear of any Adverse Claim (other than any Adverse Claim arising under any Transaction Document); such sale, transfer and assignment is made for “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and not for, or on account of, “antecedent debt” (as such term is used in Section 547 of the Bankruptcy Code); and without limiting any of the foregoing, such sale, transfer and assignment is made in good faith without the intent to defraud any creditors of T-Mobile Airtime Funding or the Joining Seller.

(g)T-Mobile Airtime Funding (i) shall have received such Designated SunCom Receivable as a contribution of capital by T-Mobile PCS Holdings or (ii) shall have purchased such Designated SunCom Receivable from T-Mobile PCS Holdings in exchange for payment (made by T-Mobile Airtime Funding to T-Mobile PCS Holdings in accordance with the provisions of the Contribution Agreement) of cash or a deferred purchase price in an amount that constitutes fair consideration and reasonably equivalent value. Each such sale referred to in clause (ii) of the preceding sentence shall not have been made for or on account of an antecedent debt owed by the Joining Seller or T-Mobile PCS Holdings to T-Mobile Airtime Funding.

(h)No event would result from a purchase in respect of such Designated SunCom Receivable or from the application of the proceeds therefrom that constitutes a Termination Event.

10.Representations and Warranties. Each of the parties hereto hereby represents and warrants that this Amendment constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and subject to the general principals of equity.

11.Agreement in Full Force and Effect as Amended. Except as specifically amended hereby, the Agreement shall remain in full force and effect and is hereby ratified and reaffirmed by the parties hereto. All references to the Agreement shall be deemed to mean the Agreement as modified hereby. The parties hereto agree to be bound by the terms and conditions of the Agreement as amended by this Amendment, as though such terms and conditions were set forth herein.

12.Counterparts. This Amendment may be executed by different parties on any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same agreement.

13.Further Amendment. This Amendment may not be amended or otherwise modified except as provided in the Agreement.

14.Section Headings. The section headings in this Amendment are for reference only and shall not affect the construction of this Amendment.

15.Governing Law; Venue; Waiver of Jury Trial. The provisions of Section 6.06, 6.12 and 6.13 of the Agreement are hereby incorporated by reference as if fully set forth herein, except that references therein to “this Agreement” shall be construed herein as references to the Agreement, as amended by this Amendment.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date written above.

T-MOBILE PCS HOLDINGS LLC, as the Purchaser	T-MOBILE WEST LLC, as a Seller

By:_/s/ J. Braxton Carter_________________	By: _/s/ J. Braxton Carter________________
Name: J. Braxton Carter	Name: J. Braxton Carter
Title: Executive Vice President & Chief Financial Officer	Title: Executive Vice President & Chief Financial Officer

T-MOBILE CENTRAL LLC, as a Seller	T-MOBILE NORTHEAST LLC, as a Seller

By: _/s/ J. Braxton Carter________________	By: _/s/ J. Braxton Carter________________
Name: J. Braxton Carter	Name: J. Braxton Carter
Title: Executive Vice President & Chief Financial Officer	Title: Executive Vice President & Chief Financial Officer

T-MOBILE SOUTH LLC, as a Seller	POWERTEL/MEMPHIS, INC., as a Seller

By: _/s/ J. Braxton Carter________________	By:_ _/s/ J. Braxton Carter_______________
Name: J. Braxton Carter	Name: J. Braxton Carter
Title: Executive Vice President & Chief Financial Officer	Title: Executive Vice President & Chief Financial Officer

TRITON PCS HOLDINGS COMPANY L.L.C., as a Seller	T-Mobile Legal Approval By:
_/s/ Paul Fondahn_____________________
By: _/s/ J. Braxton Carter________________
Name: J. Braxton Carter
Title: Executive Vice President & Chief Financial Officer

SUNCOM WIRELESS OPERATING COMPANY, L.L.C., as the Joining Seller

By: _/s/ J. Braxton Carter________________
Name: J. Braxton Carter
Title: Executive Vice President & Chief Financial Officer

Joinder and Second Amendment to Conveyancing Agreement

ACKNOWLEDGED AND ACCEPTED:

T-MOBILE US, INC., as Performance	T-MOBILE AIRTIME FUNDING LLC, as Funding Purchaser and Funding Seller

By: _/s/ J. Braxton Carter________________	By: _/s/ J. Braxton Carter________________
Name: J. Braxton Carter	Name: J. Braxton Carter
Title: Executive Vice President & Chief Financial Officer	Title: Executive Vice President & Chief Financial Officer

T-Mobile Legal Approval By:
_/s/ Paul Fondahn______________________

Joinder and Second Amendment to Conveyancing Agreement

BILLING GATE ONE LLC, as Purchaser under the Master Receivables Purchase Agreement By: Billing Gate One Trust, as Manager
By: Wells Fargo Delaware Trust Company, National Association, solely as Trustee and not in its individual capacity

By: /s/ Sandra Battaglia__________
Name: Sandra Battaglia____________
Title: Vice President _____________

Joinder and Second Amendment to Conveyancing Agreement

LANDESBANK HESSEN-THURINGEN GIROZENTRALE, as Bank Purchasing Agent and a Bank Purchaser

By: /s/ Bjoern Mollner___________	By: /s/ Osterloh___________________
Name: Bjoern Mollner_____________	Name: Osterloh_____________________
Title: Vice President______________	Title: Vice President________________

Joinder and Second Amendment to Conveyancing Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., DUSSELDORF BRANCH, as a Bank Purchaser

By: /s/ Seiichi Kuroiwa___________	By: /s/ Stephan Stamm_______________
Name: Seiichi Kuroiwa_____________	Name: Stephan Stamm______________
Title: General Manager_____________	Title: Deputy General Manager________

Joinder and Second Amendment to Conveyancing Agreement